Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement of Byline Bancorp, Inc., on Amendment No. 1 to Form S-4 of our report dated January 31, 2017 on the consolidated financial statements of First Evanston Bancorp, Inc. as of and for years ended December 31, 2016 and 2015, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois
March 7, 2018